Chicopee Bancorp, Inc. Announces Sixth Stock Repurchase Plan

Company Release – September 30, 2011

CHICOPEE, Massachusetts.-- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ: CBNK), the holding company for Chicopee Savings Bank, announced today that its Board of Directors has approved its sixth stock repurchase program (the “Repurchase Program”). Under the Repurchase Program, the Company intends to repurchase up to 287,000 shares, or approximately 5%, of the Company’s outstanding common stock. The Company will commence its sixth stock repurchase program immediately upon the completion of its fifth repurchase program, announced on November 19, 2010, which has 10,604 shares remaining. The Company intends to purchase its shares from time to time at prevailing prices in the open market, in block transactions, in privately negotiated transactions, or under rule 10b-5(1) repurchase plans. The repurchased shares will be held by the Company as treasury stock and will be available for general corporate purposes. Mr. William J. Wagner, President and CEO, stated: “Our strong capital position gives us the flexibility to repurchase these shares when opportunities arise and provides us another capital management strategy to continue our commitment to maximize shareholder value.”

Chicopee Bancorp, Inc. is a publicly owned corporation and the holding company for Chicopee Savings Bank. Chicopee Savings Bank is headquartered in Chicopee, Massachusetts and operates nine offices in West Springfield, Ludlow, Chicopee, Ware, and South Hadley Massachusetts. Chicopee Savings Bank offers a broad array of retail and commercial lending and deposit services.

Contact:

Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer